UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	October 18, 2006

SYS
(Exact Name of Registrant as Specified in Charter)

California	000-04169	95-2467354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5050 Murphy Canyon Road, Suite 200, San Diego, CA 92123
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code		858-715-5500

(None)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On October 17, 2006, SYS, a California corporation (“SYS”), Shadow IV, Inc., a Delaware corporation and wholly-owned subsidiary of SYS (“Merger Sub”), and Ai Metrix Inc., a Delaware corporation (“Ai Metrix”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), under which Merger Sub is being merged with and into Ai Metrix (the “Merger”), with Ai Metrix continuing after the Merger as the surviving corporation and a wholly-owned subsidiary of SYS. Ai Metrix is a Reston, Virginia-based provider of innovative network management solutions.

     SYS will issue approximately 3.1 million shares of restricted SYS common stock with an estimated value of approximately $7.4 million based on the closing price of SYS common stock on October 17, 2006.

Additional consideration may be paid in stock to Ai Metrix subject to the achievement of certain future financial objectives. The excess of the purchase price over the estimated fair value of the net assets acquired is preliminarily estimated to be approximately $5.3 million, which consists solely of goodwill. A valuation will be performed to determine the purchase price allocation based upon the fair value of the assets and liabilities acquired, at which time the allocation of the purchase price may be revised. Management expects to complete the valuation during the current fiscal year.

A copy of the press release announcing the Merger Agreement is attached as Exhibit 99.1 hereto and incorporated herein by this reference. The summary of the transaction described above is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.9 and incorporated herein by this reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information included in Item 1.01 regarding the closing of the Ai Metrix transaction is incorporated herein by this reference.

Item 3.02. Unregistered Sales of Equity Securities

In connection with the acquisition of Ai Metrix, approximately 3.1 million shares of SYS common stock will be issued pursuant to the terms and conditions of the Merger Agreement. Additional shares may be issued in the future upon the occurrence of certain specified events.

The issuance of SYS common shares in this transaction is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Securities with conversion rights were not issued in this transaction.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In connection with the transaction, Mr. Philip Trahanas, an Ai Metrix board member, will be appointed to the SYS board of directors with effect from the effective time of the merger. Mr. Trahanas’s appointment will fill a vacancy that will result from an increase in the size of the board to nine directors on the same date and is a condition to the Merger. Mr. Trahanas is currently a managing director of General Atlantic, a global private equity firm. Mr. Trahanas has not been appointed to any committees of the SYS board of directors at this time.

Item 9.01. Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

The financial statements required by this item are not being filed herewith. To the extent information is required by this item, it will be filed with the U.S. Securities and Exchange Commission by amendment as soon as practicable, but no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by this item is not being filed herewith. To the extent such information is required by this item, it will be filed with the U.S. Securities and Exchange Commission by amendment as soon as practicable, but no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(c) Exhibits.

Exhibit	Description
2.9
Agreement and Plan of Merger Dated as of October 17, 2006 By and Among SYS, Shadow IV, Inc., Ai Metrix, Inc., The Majority Stockholders of Ai Metrix, Inc., and Victor E. Parker, as the Stockholder Representative.

99.1	Press Release dated October 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

SYS (Registrant)
Date: October 18, 2006	By: /s/ Michael W. Fink Michael W. Fink, Secretary